UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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(Amendment No.  )
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☐	Soliciting Material Pursuant to § 240.14a-12
Neuronetics, Inc.
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NEURONETICS, INC.
3222 Phoenixville Pike, Malvern, Pennsylvania 19355
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 27, 2021
Dear Stockholder:
You are cordially invited to attend the virtual Annual Meeting of Stockholders (the “Annual Meeting”) of Neuronetics, Inc., a Delaware corporation (the “Company”). The Annual Meeting will be held solely via live webcast on Tuesday, May 27, 2021 at 9:00 a.m. Eastern Time to conduct the following business:
1.	To elect the seven nominees for director named herein to serve until the next annual meeting and their successors are duly elected and qualified.
2.	To ratify the selection of KPMG LLP by the Audit Committee of the Board of Directors as the independent registered public accounting firm of the Company for its year ending December 31, 2021.
3.	To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this notice. Only stockholders of record and beneficial owners of our common stock at the close of business on March 30, 2021 are eligible to attend and vote at the Annual Meeting or any adjournment thereof. If you are a stockholder of record, you will need to visit www.virtualshareholdermeeting.com/STIM2021 and use the16-digit control number (the “Control Number”) received in your notice to log in to this website. Beneficial owners of shares held in street name will need to follow the instructions provided by the broker, bank or other nominee that holds their shares. We would encourage stockholders to log in to this website and access the webcast before the meeting’s start time.
By Order of the Board of Directors

W. Andrew Macan
Senior Vice President, General Counsel, Chief Compliance
Officer and Corporate Secretary
Malvern, Pennsylvania
April 14, 2021
If you are a stockholder of record or a beneficial owners of our common stock at the close of business on March 30, 2021, you are cordially invited to attend the meeting. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy card or voting instruction form mailed to you, or vote over the telephone or the internet as instructed in these materials or materials provided by your broker, bank or other agent, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting.
IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS
FOR THE VIRTUAL ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 27, 2021:
The Notice of Internet Availability of Proxy Materials, Notice of Virtual Annual Meeting of Stockholders,
Proxy Statement and Annual Report are available at
www.virtualshareholdermeeting.com/STIM2021

i

NEURONETICS, INC.
3222 Phoenixville Pike, Malvern, Pennsylvania 19355

PROXY STATEMENT
FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS
April 14, 2021
INTRODUCTION
The 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Neuronetics, Inc. (“Neuronetics,” “we,” “us,” “our,” and the “Company”) will be held virtually on Tuesday, May 27, 2021 at 9:00 a.m. Eastern Time. To attend and participate in the virtual Annual Meeting of Stockholders, stockholders of record will need to visit www.virtualshareholdermeeting.com/STIM2021 and use their 16-digit control number (the “Control Number”) received in their notice to log in to this website. Beneficial owners of shares held in street name will need to follow the instructions provided by the broker, bank or other nominee that holds their shares. We would encourage stockholders to log in to this website and access the webcast before the meeting’s start time.
EXPLANATORY NOTE
We are an “emerging growth company” under applicable federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. Our disclosure set forth in this proxy statement complies with the Jumpstart Our Business Startups Act of 2012, including the scaled down compensation disclosures for a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We will remain an emerging growth company until the earliest to occur of: (i) our reporting $1.07 billion or more in annual gross revenues; (ii) December 31, 2023; (iii) our issuance, in a three-year period, of more than $1 billion in non-convertible debt; and (iv) the date on which we are deemed to be a large accelerated filer under U.S. Securities and Exchange Commission (the “SEC”) rules.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
What is the purpose of this proxy statement?
The Board of Directors of the Company (the “Board of Directors” or “Board”) is soliciting a proxy from each holder of our common stock to vote on the items to be considered at the Annual Meeting, scheduled to take place on May 27, 2021, or at any adjournment or postponement of the Annual Meeting.
We are first mailing or making available to stockholders this proxy statement and related materials on or about April 14, 2021.
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the internet. Accordingly, we will send you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board is soliciting your proxy to vote at the 2021 Annual Meeting, including at any adjournments or postponements of the meeting. All stockholders of record on at the close of business on March 30, 2021 will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. We intend to mail the Notice on or about April 14, 2021 to all stockholders of record entitled to vote at the Annual Meeting.
Why did members of my household only receive one copy of the notice of proxy materials even though multiple stockholders live here?
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
Many brokers with account holders who are Neuronetics stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or Neuronetics. Direct your request to Neuronetics, Inc., 3222 Phoenixville Pike, Malvern, Pennsylvania 19355, Attention: Corporate Secretary or call (610) 640-4202. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.
How do I attend the Annual Meeting?
The meeting will be held virtually on Tuesday, May 27, 2021 at 9:00 a.m. local time. To attend and participate in the virtual Annual Meeting of Stockholders, stockholders of record at the close of business on March 30, 2021 will need to visit www.virtualshareholdermeeting.com/STIM2021 and use their 16-digit control number (the “Control Number”) received in their notice to log in to this website. Beneficial owners of shares held in street name will need to follow the instructions provided by the broker, bank or other nominee that holds their shares. We would encourage stockholders to log in to this website and access the webcast before the meeting’s start time. Information on how to vote in person at the Annual Meeting is discussed below.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on March 30, 2021 (the “Record Date”) will be entitled to vote at the Annual Meeting. On the Record Date, there were 25,733,657 shares of common stock outstanding and entitled to vote. A list of registered stockholders entitled to vote at the meeting will be available at Neuronetics’

offices, 3222 Phoenixville Pike, Malvern, PA 19355 during the ten days prior to the meeting. A list of stockholders of record will also be available during the meeting for inspection by shareholders of record for any legally valid purpose related to the annual meeting at the meeting center site at www.virtualshareholdermeeting.com/STIM2021.
Stockholder of Record: Shares Registered in Your Name
If on March 30, 2021 your shares were registered directly in your name with Neuronetics’ transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the proxy card mailed to you or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on March 30, 2021 your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that broker, bank or other agent. The broker, bank or other agent holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. If you would like the ability to vote at the Annual Meeting, please follow the instructions from your broker, bank or other agent.
What am I voting on?
There are two matters scheduled for a vote:
•	Election of seven directors (Proposal 1); and
•	Ratification of the selection of KPMG LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2021 (Proposal 2).
What if another matter is properly brought before the meeting?
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For the other matter to be voted on, you may vote “For” or “Against” or abstain from voting.
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote during the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend and vote during the Annual Meeting even if you have already voted by proxy.
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To vote during to the Annual Meeting, go to www.virtualshareholdermeeting.com/STIM2021 to complete an electronic proxy card. You will be asked to provide the control number from the Notice. Any previous votes or proxies that you submitted will be superseded by the vote that you cast at the Annual Meeting.

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To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If we receive your signed proxy card by 11:59 p.m., Eastern Time on May 26, 2021, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time on May 26, 2021 to be counted.

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To vote through the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number from the Notice. Your internet vote must be received by 11:59 p.m., Eastern Time on May 26, 2021 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from Neuronetics. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote during the Annual Meeting, you must follow the instructions from your broker, bank or other agent.
Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your computing device and internet access, such as the cost of such device and the software thereon and usage charges from internet access providers and telephone companies.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you owned as of as of the close of business on March 30, 2021.
If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet by the relevant deadline or during the Annual Meeting, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all seven nominees for director and “For” the ratification of KPMG LLP as the Company’s independent registered public accounting firm of the Company for its fiscal year ending December 31, 2021. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
If I am a beneficial owner of shares held in street name and I do not provide my broker, bank or other agent with voting instructions, what happens?
If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion with respect to Proposal 2. Your broker, bank or other agent cannot vote on Proposal 1, Election of Directors, without your instruction.
If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on all Notices to ensure that all of your shares are voted.

Can I change my vote or revoke my proxy after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or through the internet.
•	You may send a timely written notice that you are revoking your proxy to Neuronetics’ Corporate Secretary at 3222 Phoenixville Pike, Malvern, Pennsylvania 19355.
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You may attend and vote during the Annual Meeting. Simply attending the Annual Meeting will not, by itself, revoke your proxy. If you plan to revoke your proxy by voting your shares at the Annual Meeting, see the instructions set forth in the section entitled “How do I vote?” above.

Your most current proxy card or telephone or internet proxy received by the company prior to the applicable deadline is the one that is counted. Voting at the Annual Meeting will supersede any prior votes that you cast.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.
When are stockholder proposals and director nominations due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be in proper form pursuant to Rule 14a-8 of the Exchange Act and received by the Corporate Secretary of the Company in writing by December 14, 2021 (assuming an April 14, 2021 mailing date of these proxy materials), at 3222 Phoenixville Pike, Malvern, Pennsylvania 19355. If you wish to submit a proposal (including a director nomination) at our 2022 Annual Meeting of Stockholders that is not to be included in next year’s proxy materials, you must provide specified information in writing to our Corporate Secretary at the address above no earlier than the close of business on January 27, 2022, nor later than the close of business on February 26, 2022; provided, however, that if our 2022 Annual Meeting of Stockholders is held before April 27, 2022 or after June 26, 2022, notice by the stockholder must be received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or the tenth 10th day following the day on which public announcement of the date of such meeting is first made in order for such notice to be timely.
How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and, with respect to the other proposal, votes “For” and “Against,” abstentions and, if applicable, broker non-votes.
What are “broker non-votes”?
When a beneficial owner of shares held in “street name” does not give instructions to his or her broker, bank or other agent holding the shares as to how to vote on a non-routine matter, the broker, bank or other agent cannot vote the shares. These unvoted shares are counted as “broker non-votes.” Proposal 2 is considered to be routine and, therefore, we do not expect broker non-votes in connection with that proposal.
As a reminder, if you are a beneficial owner of shares held in “street name,” in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent holding the shares by the deadline provided in the materials you receive from your broker, bank or other agent.

How many votes are needed to approve each proposal?
On each proposal to be voted upon, stockholders have one vote for each share of our common stock owned as of the Record Date. Votes will be counted by the inspector of election. The following table summarizes vote requirements and the effect of abstentions and broker non-votes:
Proposal Number	Proposal Description	Vote Required for Approval	Effect of Withheld Votes and Abstentions	Effect of Broker Non-Votes
1
The election to the Board of Directors of the following seven nominees presented by the Board: John Bakewell, Robert Cascella, Sheryl Conley, Wilfred Jaeger, Glenn Muir, Bruce Shook and Keith J. Sullivan.

Nominees receiving the most FOR votes will be elected as directors.

Directors will be elected by a plurality of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on the election of directors.
			Withheld votes have no effect.	None.

2	Ratification of selection of KPMG LLP as our Independent Registered Public Accounting Firm for the year ending December 31, 2021	FOR votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter.	Abstentions will have the effect of votes against the proposal.	Not Applicable. We do not expect any broker non-votes on this proposal.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of our then outstanding shares of the common stock entitled to vote are present at the Annual Meeting or represented by proxy. On the Record Date, there were 25,733,657 shares issued and outstanding and entitled to vote.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote at the Annual Meeting. If there is no quorum, the holders of a majority of shares present at the Annual Meeting or represented by proxy may adjourn the Annual Meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1
ELECTION OF DIRECTORS
Neuronetics' Board of Directors currently consists of eight directors: John Bakewell, Robert Cascella, Sheryl Conley, Brian Farley, Wilfred Jaeger, Glenn Muir, Bruce Shook and Keith J. Sullivan. Mr. Farley has communicated his decision to retire from our Board immediately after the Annual Meeting and not stand for reelection. Each of our other directors has been nominated to serve as a director this year. Each director to be elected and qualified will hold office until our next annual meeting of stockholders and until his or her successor is elected, or, if sooner, until the director’s death, resignation or removal.
Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the seven nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by Neuronetics. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.
NOMINEES
The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Company’s Nominating and Corporate Governance Committee to recommend that person as a nominee for director, as of the date of this proxy statement.
John Bakewell, age 59, has served as a member of our Board since April 2020. Mr. Bakewell is an independent board member and consultant to the medical technology industry. Mr. Bakewell served as the Chief Financial Officer of Exact Sciences Corporation, a molecular diagnostics company, from January 2016 to November 2016. Mr. Bakewell previously served as the Chief Financial Officer of Lantheus Holdings, Inc., a diagnostic medical imaging company, from June 2014 to December 2015, as the Chief Financial Officer of Interline Brands, Inc., a distributor and direct marketer of broad-line maintenance, repair and operations products, from June 2013 to May 2014, and as the Executive Vice President and Chief Financial Officer of RegionalCare Hospital Partners, an owner and operator of non-urban hospitals, from January 2010 to December 2011. In addition, Mr. Bakewell held the position of Chief Financial Officer with Wright Medical Group, Inc., an orthopaedic company, from 2000 to 2009, with Altra Energy Technologies, Inc. from 1998 to 2000, with Cyberonics, Inc. from 1993 to 1998 and with Zeos International, Ltd. from 1990 to 1993. Mr. Bakewell began his career in the public accounting profession, serving seven years, collectively, with Ernst & Young and KPMG Peat Marwick. Mr. Bakewell has served as a member of the board of directors of Xtant Medical Holdings, Inc. (NYSE MKT: XTNT), a medical device company, since February 2018, and Treace Medical Concepts, Inc. since November 2020. Mr. Bakewell previously served on the board of directors of Entellus Medical, Inc., a public ENT-focused medical device company, until its acquisition by Stryker Corp.; ev3 Inc., a public endovascular medical device company, until its acquisition by Covidien plc; Keystone Dental, Inc., a private dental implant medical device company; and Corindus Vascular Robotics, Inc., a public cardiovascular robotics medical technology company. Mr. Bakewell holds a Bachelor of Arts in Accounting from the University of Northern Iowa and is a certified public accountant (current status inactive). The Board believes Mr. Bakewell’s financial and managerial experience as a senior executive of several publicly traded medical technology companies, as well as his experience serving on the board of directors of other companies qualifies him to serve as a director on the Board.
Robert A. Cascella, age 66, joined our Board in April 2021. Over more than 30 years, Mr. Cascella’s impressive track record has supported value creation in the healthcare industry, with a strong focus on innovation and integrated solutions. Mr. Cascella joined Philips in 2015 and is currently a Special Advisor to the Company. Prior to this advisory role he held the position of Executive Vice President and Strategic Business Development Leader at Royal Philips and was also a member of the company’s Executive Committee. Prior to this role Mr. Cascella was the Chief Business Leader for the Precision Diagnosis Segment, responsible for the integration of smart systems, software, informatics and services dedicated to delivering on the promise of precision medicine. Prior to this leadership position, Mr. Cascella was the Chief Business Leader of the Diagnosis and Treatment Segment, where he was responsible for the development and growth of modality based diagnostics and interventional treatment and therapy. Before joining Philips, Mr. Cascella spent 11 years at Hologic, a global leader in Women’s Health, as its president and later CEO. Under his leadership Hologic broadly diversified its product portfolio and substantially grew revenues through a combination of innovative product development and acquisition, as well as the building of strong customer relationships. His philosophy is that customers should always come first and be at the core of every business. Mr. Cascella holds a Bachelor of Arts in accounting from Fairfield University. The Board believes Mr. Cascella’s financial and managerial experience as CEO of a publicly traded medical technology company, as well as his experience serving on the board of directors of other companies qualifies him to serve as a director on the Board.
Sheryl L. Conley, age 60, has served as a member of our Board since October 2019. Ms. Conley is a 30-year veteran of the orthopedic medical device industry with expertise and executive leadership experience in running full P&L business segments, global brand management, marketing, sales, product development, and operations. Since March 2017, Ms. Conley has been President and Board Member of AcceLINX, Inc., a musculoskeletal health business accelerator, Board Director of Orthopedics Capital Foundation, an active angel investor and has been a board participant for private and non-profit entities. From September 2012 to May 2017, Ms. Conley was President and CEO of OrthoWorx, Inc., a community-based initiative that works strategically and collaboratively with the orthopedic industry and other stakeholders to ensure that the Warsaw region continues to reap the social and economic benefits that derive from its position as The Orthopedic Capital of the World.™ Prior to her role as the President and CEO of OrthoWorx, Ms. Conley spent 25 years with Zimmer, Inc. in a number of escalating management roles across a variety of product segments and geographies, during which she provided key leadership in the development and commercial release of over 50 industry leading brands, including as Group President, Americas and Global Brand Management, and Chief Marketing Officer from December 2005 until May 2008. Ms. Conley holds a Bachelor of Science (Biology and Chemistry) and an MBA from Ball State University (IN). The Board believe that Ms. Conley’s business expertise in the medical device industry, executive leadership and experience in operations and international markets qualifies her to serve as a director on the Board.
Wilfred E. Jaeger, M.D., age 64, has served as a member of our Board since May 2005. Dr. Jaeger co-founded Three Arch Partners, a venture capital firm, in 1993 and has served as a Partner since that time. Prior to co-founding Three Arch Partners, Dr. Jaeger was a general partner at Schroder Ventures. He is a member of the board of directors of Concert Pharmaceuticals, Inc., a public pharmaceutical company, and numerous private companies. Dr. Jaeger was a member of the Board of Directors of Nevro Corp from January 2012 until December 2020. Dr. Jaeger received a B.S. in Biology from the University of British Columbia, his M.D. from the University of British Columbia School of Medicine, and an M.B.A. from Stanford University. The Board believes Dr. Jaeger’s financial and medical knowledge and experience qualifies him to serve as a director on the Board.
Glenn P. Muir, age 62, has served as a member of our Board since July 2017. From 1992 until 2014 when he retired, Mr. Muir was the Chief Financial Officer at Hologic, Inc., a publicly-traded manufacturer and supplier of medical products. He served as Hologic’s Executive Vice President of Finance & Administration from 2000 to 2014, as Vice President of Finance & Administration from 1992 to 2000, and as Controller from 1988 to 1992. Mr. Muir served as a Director of Hologic from 2001 to 2013. Mr. Muir served as Chief Financial Officer and Vice President of Finance & Administration at Metallon Engineered Materials Corp. from 1986 to 1988. He served as a Senior Auditor with Arthur Andersen & Co. from 1981 to 1984. Mr. Muir has been a Director of two publicly traded life science and biotechnology companies, Repligen Corporation and G1 Therapeutics, Inc., since 2015. He served as an Independent Director at ReWalk Robotics Ltd. and RainDance Technologies, Inc., both from 2014 to 2017. Mr. Muir earned his bachelor’s degree in accounting from the University of Massachusetts in Amherst, his M.B.A. from the Harvard Business School, and his M. Sc. in taxation from Bentley College Graduate School of Business. He is a certified public accountant. The Board believes Mr. Muir’s leadership and management experience with medical product companies and financial expertise qualifies him to serve as a director on the Board.
Bruce J. Shook, age 62, has served as a member of our Board since June 2020. Mr. Shook is a medical device executive with more than 30 years of industry experience, including multiple early stage ventures focused on opportunities in cardiac surgery, cardiology, neurosurgery, psychiatry and vascular disease. He serves as Director, President and CEO for Vesper Medical. Prior to its acquisition by Royal Philips in August 2020, Mr. Shook also served as Director, President and CEO of Intact Vascular, a privately held medical technology company that develops and commercializes vascular scaffolding technology for the treatment of peripheral arterial disease. Vesper Medical was spun out of Intact Vascular in late 2016 and is developing a novel family of venous stents designed to treat deep venous disease. Prior to Intact Vascular and Vesper Medical, Mr. Shook was our

co-founder, Director, President and CEO. Previously, Mr. Shook was co-founder, Director, President and CEO at Neuron Therapeutics, a venture-backed company developing a drug/device product for the treatment of CNS disorders, and President of Abiomed [NASDAQ: ABMD], where he obtained PMA approval for the first FDA-approved ventricular assist device. Mr. Shook also developed cardiac pacing and anti-arrhythmia products at Cordis Corporation. Mr. Shook holds advanced degrees in Biomedical Engineering and Business Administration from Columbia University and the MIT Sloan School of Management, respectively. He earned a B.S. degree in Chemical Engineering from Penn State University. Mr. Shook currently serves on the Board of Directors at Neuronetics, Devoro Medical, Venarum Medical, the Penn State Research Foundation (Chairman) and Life Sciences Pennsylvania (Medical Technology Committee Chairman). He previously served on the Board of Directors at Surgiquest, Respicardia and CoTherix. The Board believes Mr. Shook’s leadership and management experience with medical product companies and extensive experience in the markets in which we operate qualifies him to serve as a director on the Board.
Keith J. Sullivan, age 63, has served as our President and Chief Executive Officer and a member of our Board since July 2020. Previously, he was Chief Commercial Officer and President (North America) of ZELTIQ Aesthetics, Inc., a medical technology company focused on developing and commercializing products utilizing its proprietary controlled-cooling technology platform under the Coolsculpting® brand, from January 2016 until the acquisition of ZELTIQ by Allergan, Inc. in April 2017. Mr. Sullivan previously served as Senior Vice President and Chief Commercial Officer of ZELTIQ from November 2014 until January 2016 and as Senior Vice President of Worldwide Sales and Marketing from July 2013 through October 2014. Mr. Sullivan, who has more than 30 years of senior sales leadership experience in the medical device industry, has previously held leadership positions with Medicis Pharmaceuticals, Reliant Technologies, Medtronic, Vision Quest Laser Center and Coherent Medical. Mr. Sullivan received a Bachelor of Business Administration from the College of William and Mary. Mr. Sullivan serves on the Boards of Directors of Sientra, Inc. and Venus Concept. The Board believes Mr. Sullivan’s leadership role at our Company, responsibility for developing our strategic direction and management experience with medical product companies qualifies him to serve as a director on the Board.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
INDEPENDENCE OF THE BOARD OF DIRECTORS
Applicable rules of the NASDAQ Stock Market LLC (“Nasdaq”) require a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. The Nasdaq independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees, that neither the director nor any of his family members has engaged in various types of business dealings with us and that the director is not associated with the holders of more than 5% of our common stock. In addition, under applicable Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
The Board has determined that all of our directors other than Mr. Sullivan are independent directors, as defined under applicable Nasdaq rules. In making such determination, the Board considered the relationships that each such non-employee director has with our company and all other facts and circumstances that the Board deemed relevant in determining his or her independence, including the beneficial ownership of our capital stock by each non-employee director.
There are no family relationships among any of our directors or executive officers.
BOARD LEADERSHIP STRUCTURE
Our Board has an independent Chair, Brian Farley, who has authority, among other things, to preside over Board meetings and stockholder meetings, and shall have such powers and duties as may from time to time be assigned by the Board. We have announced that Mr. Cascella will succeed Mr. Farley as Chair following Mr. Farley’s retirement on May 27, 2021. The Chair has substantial ability to shape the work of the Board. We believe that separation of the positions of Chair and Chief Executive Officer reinforces the independence of the Board in its oversight of our business and affairs. We currently believe that having an independent Chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of our Board to monitor whether management’s actions are in our best interests and those of our stockholders. As a result, we believe that having an independent Chair can enhance the effectiveness of our Board as a whole.
ROLE OF THE BOARD IN RISK OVERSIGHT
One of the key functions of the Board is informed oversight of our risk management process. The Board does not have a standing risk management committee but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, and the Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee and Nominating and Corporate Governance Committee also monitor compliance with legal and regulatory requirements.
MEETINGS OF THE BOARD
The Board met ten times during 2020. The Audit Committee met four times in 2020. The Compensation Committee met eight times in 2020. The Nominating and Corporate Governance Committee met three times in 2020. Each Board member attended at least 75% of the meetings of the Board and the committees on which he or she served in 2020. The Neuronetics independent directors met in regularly scheduled executive sessions during fiscal year 2020, at which only independent directors were present in compliance with applicable Nasdaq listing standards. Mr. Farley, the Chair of the Board during 2020, presided over the executive sessions.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS
The Company’s Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of its committees meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to Neuronetics. The following table provides the current committee membership for each of the Board committees.
Name	Audit	Compensation	Nominating and Corporate Governance
Brian Farley
John Bakewell	X	Chair
Robert Cascella	X
Sheryl Conley	X		X
Wilfred Jaeger		X
Glenn Muir	Chair	X
Bruce Shook			Chair
Audit Committee
As of December 31, 2020, Ms. Conley and Messrs. Bakewell, Muir and Shook served as the members of our Audit Committee, with Mr. Muir serving as chair of the Audit Committee. The Board has determined that each of these individuals meets the independence requirements of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, Rule 10A-3 under the Exchange Act, and the applicable listing standards of Nasdaq. Each member of the Audit Committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, the Board has examined each Audit Committee member’s scope of experience and the nature of their prior and/or current employment.
The Board has determined that each of Messrs. Bakewell, Cascella and Muir qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of Nasdaq. In making this determination, the Board has considered their formal education and previous and current experience in financial and accounting roles. Our independent registered public accounting firm regularly meets with the Audit Committee in executive session.
The functions of this committee include, among other things:
•	evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;
•	reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;
•	monitoring the rotation of partners of our independent auditors on our engagement team as required by law;
•
prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent auditor;

•
reviewing our annual and quarterly financial statements and reports, including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;

•
reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls;

•	reviewing with management and our auditors any earnings announcements and other public announcements regarding material developments;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters and other matters;
•	preparing the audit committee report that the SEC requires in our annual proxy statement;
•
reviewing and providing oversight of any related-person transactions in accordance with our related person transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including our code of business conduct and ethics;

•	reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented;
•	reviewing on a periodic basis our investment policy; and
•	reviewing and evaluating on an annual basis the performance of the Audit Committee and the Audit Committee charter.
A current copy of the Audit Committee charter is available on the Company’s website at http://ir.neuronetics.com. The Company believes that the composition and functioning of the Audit Committee complies with all applicable requirements of the Sarbanes-Oxley Act, and all applicable SEC and Nasdaq rules and regulations. The Company intends to comply with future requirements to the extent they become applicable.

Report of the Audit Committee of the Board of Directors
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2020 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
John Bakewell
Sheryl Conley
Glenn Muir (Chair)
Bruce Shook
The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee
As of December 31, 2020, Dr. Jaeger and Messrs. Bakewell and Muir served as the members of our Compensation Committee, with Dr. Jaeger serving as chair of the Compensation Committee. Each of these individuals is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act. The Board has determined that each of these individuals is “independent” as defined under the applicable listing standards of Nasdaq, including the standards specific to members of a compensation committee. The functions of this committee include, among other things:
•	reviewing, modifying and approving (or if it deems appropriate, making recommendations to the full Board regarding) our overall executive compensation strategy and policies;
•
reviewing and making recommendations to the full Board regarding performance goals and objectives relevant to the compensation of our Chief Executive Officer and assessment of his or her performance against these goals and objectives;

•	reviewing and making recommendations to the full Board regarding the compensation and other terms of employment of our Chief Executive Officer;
•
approving (or if it deems appropriate, making recommendations to the full Board regarding) the compensation and other terms of employment of our executive officers other than our Chief Executive Officer;

•
setting (or if it deems appropriate, making recommendations to the full Board regarding) performance goals and objectives relevant to the compensation of our executive officers other than our Chief Executive Officer and assessing their performance against these goals and objectives;

•
reviewing and approving (or if it deems it appropriate, making recommendations to the full Board regarding) the equity incentive plans, compensation plans and similar programs advisable for us, as well as modifying, amending or terminating existing plans and programs;

•
evaluating risks associated with our compensation policies and practices and assessing whether risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us;

•	reviewing and making recommendations to the full Board regarding the type and amount of compensation to be paid or awarded to our non-employee Board members;
•
establishing policies with respect to votes by our stockholders to approve executive and director compensation to the extent required by Section 14A of the Exchange Act and, if applicable, determining our recommendations regarding the frequency of advisory votes on executive and director compensation;

•	reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;
•	administering our equity incentive plans;
•	establishing policies with respect to equity compensation arrangements;
•	reviewing the competitiveness of our executive and director compensation programs and evaluating the effectiveness of our compensation policy and strategy in achieving expected benefits to us;
•
reviewing and approving (other than with respect to our Chief Executive Officer) or making recommendations to the full Board regarding the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;

•
reviewing with management and approving our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

•	preparing the compensation committee report that the SEC requires in our annual proxy statement; and
•	reviewing and evaluating on annual periodic basis the performance of the Compensation Committee and the Compensation Committee charter.

In 2020, the Compensation Committee engaged Compensia, Inc., a compensation consulting firm, to assess and make recommendations with respect to the amounts and types of compensation to provide our executives and non-employee directors. Compensia did not provide any other services to us during 2020 other than those for which it had been retained by the Compensation Committee.
As part of the executive compensation process, our Compensation Committee reviewed compensation assessments provided by Compensia comparing our executive compensation to that of a group of peer companies within our industry and met with Compensia to discuss compensation of our executive officers, including our then-President and Chief Executive Officer, and to receive input and advice. Our then-President and Chief Executive Officer also provided recommendations to the Compensation Committee regarding the form and amount of compensation to be paid to each executive officer, other than himself. In making final executive compensation decisions for our executive officers other than our then President and Chief Executive Officer and a recommendation to the Board of Directors regarding the compensation to be paid to our then-President and Chief Executive Officer, the Compensation Committee considered the recommendations of Compensia and our then-President and Chief Executive Officer (other than with respect to himself), as well as other factors, such as its own views as to the form and amount of compensation to be paid, the achievement by the company of performance objectives, the general performance of the company and the individual officers, and other factors that may be relevant.
Final deliberations and decisions regarding executive compensation were made by the Compensation Committee and the Board, and in the case of compensation to be paid to our then-President and Chief Executive Officer, without the presence of any executive officer of our company. In making final decisions regarding the compensation to be paid to our then-President and Chief Executive Officer, the Board considered the same factors (other than the recommendation of our then-President and Chief Executive Officer) and gave considerable weight to the recommendations of the Compensation Committee. As part of the director compensation process, the Board considered the recommendations of the Compensation Committee and Compensia, as well as fees and other compensation paid to directors of a group of peer companies within our industry, the number of board and committee meetings that our directors are expected to attend, and other factors that may be relevant.
In July 2020, our Board appointed Keith J. Sullivan as President and Chief Executive Officer. Our Compensation Committee engaged Compensia to assess peer group and market data and assist the Compensation Committee in developing a recommendation to Board regarding Mr.’s Sullivan’s compensation package. Upon the conclusion of that process, the Compensation Committee recommended Mr. Sullivan’s compensation package to the Board, which the Board accepted after appropriate deliberations.
A current copy of the Compensation Committee charter is available on the Company’s website at http://ir.neuronetics.com. We believe that the composition and functioning of our Compensation Committee complies with all SEC and Nasdaq rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.
Compensation Committee Interlocks and Insider Participation
During the fiscal year ended December 31, 2020, Dr. Jaeger, Ms. Blanchard and Messrs. Bakewell, Farley, and Muir served as members of our Compensation Committee. None of our directors who served as a member of the Compensation Committee in 2020 is, or has at any time during the past year been, one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on the Board or the Compensation Committee.

Nominating and Corporate Governance Committee
As of December 31, 2020, Ms. Conley and Mr. Farley served as the members of our Nominating and Corporate Governance Committee, with Mr. Farley serving as chair of the Nominating and Corporate Governance Committee. The Board has determined that each of these individuals is “independent” as defined under the applicable listing standards of Nasdaq and SEC rules and regulations. The functions of this committee include, among other things:
•	identifying, reviewing and evaluating candidates to serve on the Board;
•	determining the minimum qualifications for service on the Board;
•	evaluating director performance on the Board and applicable committees of the Board and determining whether continued service on the Board is appropriate;
•	evaluating, nominating and recommending individuals for membership on the Board;
•	evaluating nominations by stockholders of candidates for election to the Board;
•	considering and assessing the independence of members of the Board;
•	developing a set of corporate governance policies and principles and recommending to the Board any changes to such policies and principles;
•	reviewing and making recommendations to the Board with respect to management succession planning;
•	considering questions of possible conflicts of interest of directors as such questions arise; and
•	reviewing and evaluating on an annual basis the performance of the Nominating and Corporate Governance Committee and the Nominating and Corporate Governance Committee charter.
A current copy of the Nominating and Corporate Governance Committee charter is available on the Company’s website at http://ir.neuronetics.com. We believe that the composition and functioning of our Nominating and Corporate Governance Committee complies with all SEC and Nasdaq rules and regulations. We intend to comply with future requirements to the extent they become applicable to us. The Nominating and Corporate Governance Committee also has the power and authority to consider recommendations for Board nominees and proposals submitted by the Company’s stockholders and to establish any policies, requirements, criteria and procedures in furtherance of the foregoing, including policies and procedures to facilitate stockholder communications with the Board, to recommend to the Board appropriate action on any such proposal or recommendation and to make any disclosures required by applicable law in the course of exercising its authority.
The Board may from time to time establish other committees.
DIRECTOR RECRUITMENT AND NOMINATIONS
The Nominating and Corporate Governance Committee will consider director nominees recommended by our stockholders. A stockholder who wishes to recommend a director candidate for consideration by the Nominating & Corporate Governance Committee should send the recommendation to our Corporate Secretary at Neuronetics, Inc. 3222 Phoenixville Pike, Malvern, PA 19355, who will then forward it to the Nominating & Corporate Governance Committee. The recommendation must include a description of the candidate’s qualifications for board service, including all of the information that would be required to be disclosed pursuant to Item 404 of Regulation S-K (as amended from time to time) promulgated by the SEC, the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the stockholder and the candidate for more information. A stockholder who wishes to nominate an individual as a candidate for election, rather than recommend the individual to the Nominating & Corporate Governance Committee as a nominee, must comply with the notice procedures set forth in our bylaws. See “Questions and Answers About These Proxy Materials and Voting—When are stockholder proposals and director nominations due for next year’s annual meeting?” for more information on these procedures. The Nominating & Corporate Governance Committee will consider and evaluate persons recommended by the stockholders in the same manner as it considers and evaluates other potential directors, including incumbent directors.

DIRECTOR QUALIFICATIONS
Our Board believes that its membership should consist of individuals with sufficiently diverse and independent backgrounds and with the appropriate expertise required to serve as a director of the Company. The Nominating and Corporate Governance Committee is responsible for ensuring that the Board meets this objective and is responsible for reviewing the qualifications of potential director candidates and recommending to the director candidates to be nominated for election to the Board. In evaluating director candidates and nominees, the Nominating and Corporate Governance Committee considers the following criteria: professional experience; education; skill; diversity; differences of viewpoint; other individual qualities and attributes that will positively contribute to the Board, including integrity and high ethical standards; industry experience; subject matter expertise; ability to express opinions, ask difficult questions and make informed, independent judgments; and the ability to devote sufficient time to prepare for and attend Board meetings. While the Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for any prospective nominee, we are actively seeking opportunities to enhance Board diversity.
CODE OF ETHICS
We have adopted a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our website at http://ir.neuronetics.com. The Nominating and Corporate Governance Committee of the Board is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. In addition, we intend to post on our website all disclosures that are required by law or the listing standards of the applicable stock exchange concerning any amendments to, or waivers from, any provision of the Code of Conduct.
STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
The Board expects that the views of our stockholders will be heard by the Board, its committees or individual directors, as applicable, and that appropriate responses be provided to stockholders on a timely basis. Stockholders wishing to formally communicate with the Board, any committee of the Board, the independent directors as a group or any individual director may send communications directly to us at Neuronetics, Inc., 3222 Phoenixville Pike, Malvern, Pennsylvania 19355, Attention: Corporate Secretary. All clearly marked written communications, other than unsolicited advertising or promotional materials, are logged and copied, and forwarded to the director(s) to whom the communication was addressed. Please note that the foregoing communication procedure does not apply to (i) stockholder proposals pursuant to Exchange Act Rule 14a-8 and communications made in connection with such proposals or (ii) service of process or any other notice in a legal proceeding.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board has selected KPMG LLP, or KPMG, as our independent registered public accounting firm for the year ending December 31, 2021 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting.
KPMG currently serves as our independent registered public accounting firm and audited our financial statements for the year ended December 31, 2020. KPMG has served as our auditors since 2003. KPMG does not have and has not had any financial interest, direct or indirect, in our Company, and does not have and has not had any connection with our company except in its professional capacity as our independent auditors.
Our Audit Committee and our Board believe that the continued retention of KPMG to serve as our independent registered public accounting firm is in the best interests of the Company and its stockholders. As a matter of good corporate governance, we are asking stockholders to ratify such selection. If this selection is not ratified at the Annual Meeting, the Audit Committee intends to reconsider its selection of KPMG. Even if the selection is ratified, the Audit Committee in its sole discretion may direct the selection of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in the best interests of our company and its stockholders.
Audit and non-audit services to be provided by KPMG are subject to the prior approval of the Audit Committee. In general, the Audit Committee’s policy is to grant such approval where it determines that the non-audit services are not incompatible with maintaining the independent registered public accounting firm’s independence and there are costs or other efficiencies in obtaining such services from the independent registered public accounting firm as compared to other possible providers. Representatives of KPMG are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to questions.
Our Audit Committee is directly responsible for appointing, compensating and providing oversight of the performance of our independent registered public accounting firm for the purpose of issuing audit reports and related work regarding our financial statements and the effectiveness of our internal control over financial reporting. The Audit Committee is also responsible for approving the audit fee of our independent registered public accounting firm.
“For” votes from holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting is required to ratify the selection of KPMG. Abstentions and broker non-votes will count towards a quorum but will have no effect on the outcome of this Proposal 2.
Principal Accountant Fees and Services
The following table represents aggregate fees billed to us for the years ended December 31, 2020 and 2019, by KPMG, our principal accountant.
	Year Ended December 31,
	2020	2019
Audit Fees(1)	$519,000	$607,687
Audit-related Fees	$—	$—
Tax Fees(2)	$85,000	$76,616
All Other Fees	$—	$—
Total Fees	$604,000	$684,303
(1)
For the years ended December 31, 2020 and 2019, the aggregate audit fees billed for professional services rendered for audits and quarterly reviews of our financial statements and procedures required for filings with the SEC.

(2)	Tax fees consist of fees for tax consultation and compliance services.
All fees described above were pre-approved by the Audit Committee.

Pre-Approval Procedures
Our Audit Committee pre-approves audit and non-audit services rendered by our independent registered public accounting firm, KPMG. The Audit Committee pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of our Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service.
Our Audit Committee has determined that the rendering of services other than audit services by KPMG is compatible with maintaining the principal accountant’s independence.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information relating to the beneficial ownership of our common stock as of March 30, 2021, by:
•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of common stock;
•	each of our directors and each nominee for director;
•	each of our named executive officers; and
•	all of our directors and executive officers as a group.
Beneficial ownership is based upon 25,733,657 shares of common stock issued and outstanding as of March 30, 2021 and determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Unless otherwise indicated, we believe that the persons or entities identified in this table have sole voting and investment power with respect to all shares shown beneficially owned by them, subject to applicable community property laws. Shares of common stock issuable upon vesting of outstanding equity awards that are exercisable or subject to vesting within 60 days after March 30, 2021 are deemed beneficially owned and such shares are used in computing the percentage ownership of the person holding the awards but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares.
Unless otherwise noted below, the address of each director and executive officer is c/o Neuronetics, Inc., 3222 Phoenixville Pike, Malvern, Pennsylvania 19355.
	Number and Percentage of Common Stock Beneficially Owned
Name of beneficial owner	Number	Percent
5% or greater stockholders:(1)
Archon Capital Management LLC(a)	1,064,420	4.1%
Granite Point Capital Management, L.P.(b)	1,246,782	4.8%
InterWest Partners VIII, LP(c)	994,315	3.9%
Kent Lake Partners LP(d)	1,242,000	4.8%
Directors and executive officers:
Keith J. Sullivan(2)	181,539	*%
Stephen Furlong (3)	156,234	*%
W. Andrew Macan(4)	42,893	*%
Gregory Harper(5)	150,623	*%
John Bakewell(6)	46,341	*%
Robert Cascella(7)	—	*%
Sheryl Conley(8)	52,165	*%
Brian Farley(9)	284,054	1.1%
Wilfred Jaeger(10)	72,266	*%
Glenn Muir(11)	118,187	*%
Bruce Shook(12)	58,000	*%
Christopher Thatcher(13)	31,000	*%
Dan Guthrie(14)	79,646	*%
All executive officers and directors as a group	1,272,948	4.9%
*	Indicates beneficial ownership of less than 1% of the shares of common stock outstanding.
(1)
Based on number of shares reported by the 5% or greater stockholders of Schedule 13D or 13G filed with the SEC as of December 31, 2020. Percentage ownership in the table above is based on 25,733,657 shares outstanding on March 30, 2021.

(a)
Constantinos Christofilis is the managing member of Archon Capital Management LLC and he may be deemed to have shared power to vote and dispose of the shares held by Archon Capital Management LLC. The address of the limited liability corporation is 1100 19th Avenue E, Seattle, Washington 98112.

(b)
Granite Point Capital Management, LLC is the general partner to Granite Point Capital Management, L.P. Warren Lammert III is the managing member of Granite Point Capital Management, L.P. and he may be deemed to have the shared power to vote and dispose of the shares held by Granite Point Capital Management, L.P. The address of this fund is 109 State Street, 5th Floor, Boston, MA 02109.

(c)
Consists of 994,315 shares of common stock held by InterWest Partners VIII, L.P. InterWest Management Partners VIII, LLC is the general partner of InterWest Partners VIII, L.P. Gilbert H. Kliman is the managing director of InterWest Management Partners VIII, LLC and he has voting and investment power with respect to the shares held by the InterWest entities. The address of the InterWest entities is c/o InterWest Partners, 2710 Sand Hill Road, Suite 200, Menlo Park, California 94025.

(d)
Kent Lake Capital LLC is the general partner to Kent Lake Partners L.P. Benjamin Natter is the managing member of Kent Lake Partners L.P. and he may be deemed to have the shared power to vote and dispose of the shares held by Kent Lake Partners L.P. The address of this fund is 591 Redwood Highway, Suite 3260, Mill Valley, CA 94941.

(2)
Consists of 181,539 shares of common stock. Does not include 1,000,000 shares of common stock issuable upon exercise of outstanding options which have not yet vested, awards of restricted stock units representing 500,000 shares of our common stock which have not yet vested, or awards of performance restricted stock units representing 350,000 shares of common stock which have not vested.

(3)
Consists of 102,223 shares of common stock and 54,011 shares of common stock issuable upon exercise of outstanding options. Does not include 63,834 shares of common stock issuable upon exercise of outstanding options which have not yet vested, awards of restricted stock units representing 187,748 shares of our common stock which have not yet vested, or awards of performance restricted stock units representing 35,000 shares of common stock which not vested.

(4)
Consists of 42,893 shares of common stock. Does not include awards of restricted stock units representing 170,189 shares of our common stock which have not yet vested or awards of performance restricted stock units representing 10,000 shares of common stock which have not vested.

(5)
Consists of 86,831 shares of common stock and 63,792 shares of common stock issuable upon exercise of outstanding options. Mr. Harper retired effective March 31, 2021. Mr. Harper’s unvested options and restricted stock units are subject to a continuous service requirement through the respective vesting dates. Therefore, Mr. Harper’s unvested options and restricted stock units were cancelled on March 31, 2021.

(6)	Consists of 46,341 restricted stock units representing 46,341 shares of our common stock.
(7)	Mr. Cascella joined our Board on April 1, 2021.
(8)	Consists of 3,244 shares of common stock, 6,630 shares of common stock issuable upon exercise of outstanding options and restricted stock units representing 42,291 shares of our common stock.
(9)	Consists of 217,606 shares of common stock, 18,306 shares of common stock issuable upon exercise of outstanding options and restricted stock units representing 48,142 shares of our common stock.
(10)	Consists of 17,639 shares of common stock, 16,114 shares of common stock issuable upon exercise of outstanding options and restricted stock units representing 38,513 shares of our common stock.
(11)
Consists of 43,723 shares of common stock, 35,951 shares of common stock issuable upon exercise of outstanding options and restricted stock units representing 38,513 shares of our common stock. Does not include restricted stock units representing 20,000 shares of our common stock which have not yet vested. Does not include 863 shares of common stock issuable upon exercise of outstanding options which have not yet vested.

(12)	Consists of 20,000 shares of common stock issuable upon exercise of outstanding options and restricted stock units representing 38,000 shares of our common stock.
(13)
Mr. Thatcher resigned as President, Chief Executive Officer and Director on March 5, 2020. Reported ownership is based upon the most current information available to the Company. Consists of 30,000 shares of common stock and 1,000 shares of common stock issuable upon exercise of outstanding options.

(14)
Mr. Guthrie’s employment with the Company terminated on December 31, 2020. Reported ownership is based upon the most current information available to the Company. Consists of 25,928 shares of common stock, 44,521 shares of common stock issuable upon exercise of outstanding options and restricted stock units representing 9,197 shares of common stock.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
Based solely on our review of the copies of such forms furnished to us and written representations from our directors and executive officers, we believe that all of our directors and executive officers filed the required reports on a timely basis under Section 16(a).
Executive Officers of the Company
The following table sets forth information concerning our executive officers, including their ages, as of April 14, 2021.
NAME	AGE	POSITION(S)
Keith J. Sullivan	63	President and Chief Executive Officer
Stephen Furlong	57	Senior Vice President, Chief Financial Officer and Treasurer
W. Andrew Macan	48	Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary
Keith J. Sullivan, has served as Neuronetics Director, President and Chief Executive Officer since July 2020. Previously, he was Chief Commercial Officer and President (North America) of ZELTIQ Aesthetics, Inc., a medical technology company focused on developing and commercializing products utilizing its proprietary controlled-cooling technology platform under the Coolsculpting® brand, from January 2016 until the acquisition of ZELTIQ by Allergan, Inc. in April 2017. Mr. Sullivan previously served as Senior Vice President and Chief Commercial Officer of ZELTIQ from November 2014 until January 2016 and as Senior Vice President of Worldwide Sales and Marketing from July 2013 through October 2014. Mr. Sullivan, who has more than 30 years of senior sales leadership experience in the medical device industry, has previously held leadership positions with Medicis Pharmaceuticals, Reliant Technologies, Medtronic, Vision Quest Laser Center and Coherent Medical. Mr. Sullivan received a Bachelor of Business Administration from the College of William and Mary. Mr. Sullivan serves on the Boards of Directors of Sientra, Inc. and Venus Concept.
Stephen Furlong has served as our Senior Vice President, Chief Financial Officer and Treasurer since February 2021 and from July 2019 to February 2021 as Vice President, Finance and Chief Financial Officer. Mr. Furlong served as a member of our Office of the President from March 2020 until July 2020. Prior to joining the company, Mr. Furlong worked at Metabolon, a private life science company in metabolomics, a phenotyping technology for advancing biomarker discovery, diagnostic testing and precision medicine, from November 2017 to July 2019, where he most recently served as Senior Vice President of Finance and Corporate Secretary. Prior to joining Metabolon, Mr. Furlong was Vice President Finance at Verscend Technologies from February 2017 to June 2017. From April 2015 to September 2016, he served as Chief Financial Officer of Rapid Micro Biosystems, which manufactures and distributes products for detection of microbial contamination. Before joining Rapid Micro Biosystems, Mr. Furlong spent 14 years at Hologic, a publicly-traded medical technology company, where he held a number of roles of increasing responsibilities, most recently Senior Vice President, Finance and Sales Administration. Prior to his experience at Hologic, Mr. Furlong held positions at Safety 1st, Stratus Computer Inc., and Raytheon Company. Mr. Furlong received his B.A. in Political Science from The Pennsylvania State University and his Master of Finance degree from Bentley University.
W. Andrew Macan has served as our Senior Vice President, General Counsel, Compliance Officer and Corporate Secretary since January 2020. Mr. Macan served as a member of our Office of the President from March 2020 until July 2020. Prior to joining our company, Mr. Macan was Senior Vice President, General Counsel and Corporate Secretary of U.S. Silica Holdings, Inc., a Russell 2000 diversified minerals company, from October 2018 until January 2020. He served in roles of increasing responsibility with Axalta Coating Systems, LLC, from October 2013 until October 2018, most recently as General Counsel and Chief Compliance Officer, Americas, and The Chubb Corporation, from October 2003 until October 2013, including as Vice President, Corporate Counsel and Secretary for over 8 years. Mr. Macan began his career in private practice at Ballard Spahr LLP and Dechert LLP. He earned a B.A. in Government from Franklin & Marshall College and his J.D. from Emory University School of Law with distinction and Order of the Coif.

EXECUTIVE COMPENSATION
We became a public company in July 2018, and we are currently an emerging growth company. As an emerging growth company, we are not required to include a Compensation Discussion and Analysis in our executive compensation disclosure and have elected to comply with the disclosure requirements applicable to emerging growth companies and smaller reporting companies. The following section describes the compensation that was earned by the individuals who served as our principal executive officer during 2020 and our two other most highly-compensated executive officers who were serving as executive officers as of December 31, 2020. We refer to these individuals as our “Named Executive Officers.” Our Named Executive Officers for 2020 were:
•	Keith J. Sullivan, President and Chief Executive Officer
•	Stephen Furlong, Senior Vice President, Chief Financial Officer and Treasurer (interim Co-President March 5 – July 14, 2020);
•	W. Andrew Macan, Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary (interim Co-President March 5 – July 14, 2020);
•	Christopher A. Thatcher, Former President and Chief Executive Officer;
•	Daniel Guthrie, Former Chief Commercial Officer; and
•	Gregory Harper, Former Vice President, R&D and Clinical
Executive Compensation Process
The Compensation Committee of our Board of Directors (the “Compensation Committee”) is responsible for the executive compensation program for our executive officers, including our Named Executive Officers, and reports to our Board of Directors on its discussions, decisions and other actions. The Compensation Committee has reviewed the corporate goals and objectives relating to the compensation of our Chief Executive Officer, evaluated the performance of our Chief Executive Officer in light of those goals and objectives and recommended to our Board of Directors the compensation of our Chief Executive Officer based on such evaluation. In addition, the Compensation Committee has reviewed and approved all compensation for our other executive officers, including our other Named Executive Officers.
Summary Compensation Table
The following table provides information regarding the total compensation for services rendered in all capacities that was earned by each individual who served as our principal executive officer and our two other most highly-compensated executive officers who were serving as executive officers as of December 31, 2020 for the fiscal years ended December 31, 2020 and December 31, 2019. We refer to these individuals as our “Named Executive Officers.”

SUMMARY COMPENSATION TABLE
Name and Principal Position (a)	Year (b)	Salary ($) (d)	Bonus ($) (d)	Restricted Stock Awards ($)(7) (e)	Option Awards ($)(7) (f)	Non-Equity Incentive Plan Compensation ($)(8) (g)	All Other Compensation ($)(9) (i)	Total ($) (j)
Keith J. Sullivan President and Chief Executive Officer(1)	2020	$279,615	$225,000	$1,980,000	1,075,230		$$6,223	$3,566,068

Stephen Furlong, Vice President, Chief Financial Officer(2)	2020	$436,000		572,028	—	$200,560	$65,111	$1,273,699
	2019	$156,603	—	$699,993	$719,961	$136,255	$45,279	$1,758,091

W. Andrew Macan Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary(3)	2020	$407,949		$682,074	—	$150,125	$111,283	$1,351,430

Gregory Harper, Former Vice President, R&D and Clinical(4)	2020	$342,000		$266,195	—	$110,124	—	$718,319
	2019	$330,000	—	$325,592	$176,245	$105,105	—	$936,942

Christopher A. Thatcher, Former President and Chief Executive Officer(5)	2020	$180,391		$728,000	—	$—	$505,537	$1,413,928
	2019	$535,000	—	$899,997	$839,612	$345,878	—	$2,620,487

Daniel Guthrie, Former Chief Commercial Officer(6)	2020	$331,000		$307,035	—	$137,034	$31,827	$806,896
	2019	$323,000		$139,997	133,368	$106,106		$702,471
(1)
Mr. Sullivan joined the Company as President and Chief Executive Officer on July 14, 2020. Under the terms of his employment agreement, the Company guaranteed Mr. Sullivan’s 2020 cash incentive compensation at 100% of target, prorated for this partial year of service.

(2)
Mr. Furlong served as our interim Co-President from March 5, 2020 through July 14, 2020. In connection with his role as interim Co-President, Mr. Furlong received $75,000 in cash compensation and restricted stock units with a grant date value of $54,200. Mr. Furlong was promoted to Senior Vice President, Chief Financial Officer and Treasurer on February 3, 2021.

(3)
Mr. Macan joined the Company as Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary on January 21, 2020. Mr. Macan served as our interim Co-President from March 5, 2020 through July 14, 2020. In connection with his role as interim Co-President, Mr. Macan received $75,000 in cash compensation and restricted stock units with a grant date value of $54,200.

(4)	Mr. Harper retired effective as of March 31, 2021.
(5)
Mr. Thatcher resigned as President, Chief Executive Officer and Director on March 5, 2020 and from any position of employment with the Company effective as of May 1, 2020. We treated his separation of service as a termination of employment without cause, see “Narrative Disclosure to Summary Compensation Table” below.

(6)
Mr. Guthrie’s employment with the Company terminated effective as of December 31, 2020. We treated his separation of service as a termination of employment without cause, see “Narrative Disclosure to Summary Compensation Table” below.

(7)
The amounts reported represent the aggregate grant date fair value of the options to purchase shares of our common stock and stock awards that may be settled for shares of our common stock granted to the Named Executive Officers in the covered fiscal years, calculated in accordance with the Financial Accounting Standard Board’s ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. See Note 14 (Share Based Compensation) to our financial statements as included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2021 for the assumptions used in calculating the grant date fair value of the stock options and stock awards reported in these columns.

(8)
Reflects amounts paid pursuant to our bonus program for each of the covered fiscal years. For a description of our fiscal 2020 bonus program, see “Narrative Disclosure to Summary Compensation Table” below.

(9)
The amount reported for Mr. Sullivan includes payment of $6,223 for automobile commuting costs to spend business time in Corporate Headquarters in Malvern, PA, including $373 for a “gross-up” payment to offset the tax liability. The amount reported for Mr. Furlong includes payment of $65,111 for relocation expenses associated with travel to our Company headquarters, including $27,336 for a “gross-up” payment to offset the tax liability incurred in connection with such expenses. Such amount is to be repaid to the Company if Mr. Furlong terminates his employment with us voluntarily or his employment is terminated for cause within 24 months of the effective date of his employment. The amount reported for Mr. Macan includes payment of $111,283 for relocation expenses associated with relocating to our Company headquarters, including $51,283 for a “gross-up” payment to offset the tax liability incurred in connection with such expenses. Such amount is to be repaid to the Company if Mr. Macan terminates his employment with us voluntarily or his employment is terminated for cause within 24 months of the effective date of his employment. The amount reported for Mr. Thatcher includes payment of $490,782 for severance payments and $14,754 for accrued but unused vacation payout at separation. The amount reported for Mr. Guthrie includes payment of $31,827 for accrued but unused vacation payout at separation.

Narrative Disclosure to 2020 Summary Compensation Table
The compensation of our Named Executive Officers generally consists of base salary, an annual cash bonus opportunity and long-term incentive compensation in the form of equity awards.
Base Salary
The Compensation Committee reviews the base salaries of our executive officers, including our Named Executive Officers, from time to time and makes adjustments (or, in the case of our Chief Executive Officer, may recommend adjustments for approval by our Board of Directors) as it determines to be reasonable and necessary to reflect the scope of his or her performance, contributions, responsibilities, experience, prior salary level, position and market conditions, including base salary amounts relative to similarly-situated executive officers at peer group companies. Mr. Sullivan joined the Company as President and Chief Executive Officer on July 14, 2020. Pursuant to the terms of his employment agreement, his 2020 annual base salary was $600,000. Mr. Macan joined the Company on January 21, 2020 as Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary. Pursuant to his offer letter his 2020 annual base salary was $350,000. Effective on January 1, 2020, the Compensation Committee increased the annual base salaries of Messrs. Furlong, Harper and Guthrie to $361,000, $342,000 and $331,000, respectively. In connection with their roles as interim Co-Presidents, each of Messrs. Furlong and Macan received $75,000 in additional salary. The Compensation Committee evaluated all base salaries in consultation with the Compensation Committee consultant.
Annual Cash Bonuses
Each of our Named Executive Officers, other than Mr. Thatcher, was a participant in our 2020 annual cash bonus plan, pursuant to which they were eligible to earn a cash bonus based on our achievement of revenue and earnings before interest and taxes (EBIT) objectives, as well as, in the case of Messrs. Furlong, Guthrie, Harper and Macan, their achievement of individual performance goals. Mr. Sullivan’s 2020 target annual cash bonus opportunity was 75% of his annual base salary. Under the terms of his employment agreement, Mr. Sullivan’s minimum 2020 cash bonus was fixed at 100% of target, pro-rated for his partial year of service. The 2020 target annual cash bonus opportunity of Messrs. Furlong, Guthrie, Harper and Macan was 50%, 45%, 35% and 40% of annual base salary, respectively. In early 2021, the Compensation Committee evaluated corporate and, as applicable, personal performance for Messrs. Furlong, Guthrie, Harper and Macan with input from the Compensation Committee’s consultant and Mr. Sullivan. After considering the impact of the COVID-19 pandemic, significant improvement in cash burn rate and the Company’s strong second half performance, the Compensation Committee determined that the corporate performance goals were achieved at 90% of target, with the applicable individual performance goals for each of Messrs. Furlong, Guthrie, Harper and Macan achieved at 100% of target. As a result, Messrs. Sullivan, Furlong, Guthrie, Harper and Macan earned an annual bonus of 100%, 92%, 92%, 92% and 92% of target, respectively. The cash bonus amounts paid to our Named Executive Officers for performance during the year ending December 31, 2020 were as set forth in the columns entitled “Bonus” and “Non-Equity Incentive Plan Compensation” in the “2020 Summary Compensation Table.”
Long-Term Incentive Compensation
Pursuant to the terms and conditions of our equity incentive plans, we generally grant restricted stock unit awards to our employees, including our Named Executive Officers. In connection with his commencement of employment, Mr. Sullivan received a package of non-statutory stock options, performance restricted stock units and restricted stock units representing a total of 2,000,000 shares in accordance with the terms of his employment agreement. Mr. Macan received a restricted stock unit award of 101,149 shares upon the commencement of his employment in January 2020. In January 2020, Messrs. Furlong, Guthrie, Harper and Thatcher received retention restricted stock units awards of and 95,000, 37,000, 35,000 and 175,000 shares, respectively In March 2020, Messrs. Furlong, Guthrie, Harper and Macan received annual restricted stock unit awards of 45,250, 56,500, 44,500 and 56,250 shares, respectively. In connection with their roles as interim Co-Presidents, each of Messrs. Furlong and Macan received restricted stock unit awards of 20,000 shares in March 2020. Mr. Macan received a supplemental annual restricted stock unit award of 18,750 shares in July 2020 pursuant to the terms of his employment offer. For a description of the options to purchase shares of our common stock, performance restricted stock unit awards that may be settled for shares of our common stock and restricted stock unit awards that may be settled for shares of our common stock granted to our Named Executive Officers in 2020, please see the “Outstanding Equity Awards at Fiscal Year-End Table.”

Employment Agreements
We have entered into employment agreements or offer letters with Messrs. Sullivan, Furlong, Guthrie, Harper and Macan. The key terms and conditions of these agreements are described below. For a discussion of the post-employment compensation arrangements with each of our Named Executive Officers, please see “Executive Officer Post-Employment Compensation Arrangements.”
Mr. Sullivan
We entered into an employment agreement with Mr. Sullivan dated July 14, 2020, pursuant to which we employed him as our President and Chief Executive Officer and he serves as a member of our Board of Directors. The agreement entitled Mr. Sullivan to a target annual cash bonus opportunity of at least 75% of his annual base salary, subject to annual review and adjustment by our Board of Directors upon recommendation from the Compensation Committee, with the actual amount of such annual bonus payable to be determined by our Board of Directors, based on the achievement of corporate performance objectives determined and agreed to by our Board of Directors. Under his employment agreement, Mr. Sullivan’s 2020 annual base salary is $600,000. Mr. Sullivan is entitled to 12 months of severance (18 months if in connection with a change of control) if his employment is terminated without cause or for good reason. See “Executive Officer Post-Employment Compensation Arrangements” for more information regarding severance benefits.
Messrs. Furlong and Macan
We entered into an employment offer letters with each of Messrs. Furlong, Guthrie, Harper and Macan. The employment of each is “at will” and each agreement endures until terminated by either party. Under the terms of these offer letters , Mr. Furlong would be entitled to nine months of severance if his employment is terminated by us without cause. Messrs. Harper and Macan would be entitled to six months of severance if their respective employment is terminated by us without cause. See “Executive Officer Post-Employment Compensation Arrangements” for more information regarding severance benefits.
Messrs. Thatcher, Guthrie and Harper
Mr. Thatcher resigned as President, Chief Executive Officer and Director on March 5, 2020, and from any position of employment with us effective as of May 1, 2020. We treated his resignation as a termination without cause. For information regarding Mr. Thatcher’s severance benefits see “Executive Officer Post-Employment Compensation Arrangements.”
Mr. Guthrie’s employment with the Company ended as of December 31, 2020. Mr. Guthrie did not receive any severance benefits in 2020, but we entered into a Settlement Agreement and Release with him that provided for payment of nine months of severance benefits to him in 2021, plus certain enhanced benefits upon the achievement of certain performance metrics. We treated his resignation as a termination without cause. For information regarding Mr. Guthrie’s severance benefits see “Executive Officer Post-Employment Compensation Arrangements.”
Mr. Harper retired effective as of March 31, 2021, which we treated as a voluntary resignation for executive compensation purposes. Accordingly, Mr. Harper did not receive any severance benefits in connection with his retirement. We entered into a 3 month consulting agreement with Mr. Harper to assist in the transition of his responsibilities under which we pay him $200 per hour.
Perquisites
Under the terms of his employment agreement, we pay the commuting costs for Mr. Sullivan to spend his business time at our corporate headquarters in Malvern, PA. In addition, under his offer letter Mr. Furlong is entitled to commuting costs reimbursement and relocation assistance until July 19, 2021, including reimbursement for weekly round-trip coach class airfare to Malvern, PA; reimbursement of certain related travel expenses; a temporary housing allowance in Malvern of up to $2,000 per month; relocation assistance for expenses associated with moving household goods and automobile to the Malvern, PA area; and a tax gross-up payment to offset any tax liability Mr. Furlong incurs as a result of any reimbursed relocation expenses.
Outstanding Equity Awards at Fiscal Year-End Table
The following table sets forth information regarding the outstanding and unexercised stock options and restricted stock unit awards held by each of our Named Executive Officers as of December 31, 2020. The vesting schedule applicable to each outstanding equity award is described in the footnotes to the table below. For information regarding the vesting acceleration provisions applicable to the equity awards of our Named Executive Officers, see “Executive Officer Post-Employment Compensation Arrangements.”
Name (a)	Equity Award Grant Date	Number of securities Underlying Unexercised options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock that have not Vested (g)	Market Value of Shares or Units of Stock that have not Vested (h)
Mr. Sullivan	07/14/20	—	1,000,000(4)	$1.98	07/13/30	1,000,000(5)	11,110,000

Mr. Furlong	07/22/19	41,736	76,109(1)	$11.48	07/21/29	45,732(2)	508,083
	01/15/20	—	—	—	—	95,000(3)	1,055,450
	03/05/20	—	—	—	—	65,250(3)	724,928

Mr. Macan	01/21/20	—	—	—	—	101,149(3)	1,123,765
	03/05/20	—	—	—	—	76,250(3)	847,138
	07/07/20	—	—	—	—	18,750(3)	208,313

Mr. Harper	10/12/16	22,323	—	$3.19	10/11/26	—	—
	07/20/17	10,323	1,762(1)	$2.32	07/19/27	—	—
	12/07/17	18,902	6,301(1)	$4.06	12/6/27	—	—
	03/08/19	8,675	11,154(1)	$16.42	03/7/29	8,451(2)	93,891
	01/15/20	—	—	—	—	35,000(3)	388,850
	03/05/20	—	—	—	—	44,500(3)	494,395

Mr. Thatcher	02/19/15	29,420	—	0.87	2/18/2025	—	—
	07/15/15	11,331	—	0.87	7/14/2025	—	—
	03/08/19	26,125	—	16.42	3/7/2029	—	—

Mr. Guthrie	06/08/18	64,466	—	10.14	06/07/2028	—	—
	07/26/18	—	—	—	—	9,197(2)	102,179
	03/08/19	6,564	—	16.42	03/07/2029	2,132(2)	23,687
	01/15/20	—	—	—	—	12,332(3)	137,009
	03/05/20	—	—	—	—	18,831(3)	209,212
(1)
Option to purchase shares of our common stock vests as to 25% of the shares subject to the option on the first anniversary of the Named Executive Officer’s relevant vesting commencement date and the remaining shares vest as to 1/36th of such shares each month thereafter.

(2)
Twenty-five percent (25%) of the shares subject to the restricted stock unit (“RSU”) grant shall vest on the first and second anniversary of the original grant date, and fifty percent (50%) of the shares subject to the RSU grant shall vest on the third anniversary of the grant date, subject to the recipient’s continuing to provide service through each such date.

(3)
One-third or approximately thirty-three percent (33%) of the shares subject to the restricted stock unit (“RSU”) grant shall vest on the first, second, and third anniversary of the original grant date subject to Reporting Person continuing to provide service through each such date.

(4)
Option to purchase shares of our common stock vests as to 25% of the shares subject to the option on the first anniversary of Mr. Sullivan’s relevant vesting commencement date and the remaining shares vest as to 1/48th of such shares each month thereafter.

(5)
Consists of (i) 500,000 RSU grant that vests in four equal annual installments beginning on July 14, 2021, in each case subject to continuous service of the Reporting Person through such date and (ii) 500,000 performance restricted stock units (“PRSUs”) grant comprised of four equal tranches each of which vest in equal installments of 125,000 shares based on appreciation of the Company’s common stock price to $10, $15, $20 and $25 per share, respectively, measured using a trailing 30-day volume weighted average price of a share of the Company’s common stock.

Executive Officer Post-Employment Compensation Arrangements
Mr. Sullivan
Under his employment agreement, if Mr. Sullivan’s employment is terminated by the Company without cause, or if he resigns for good reason, then Mr. Sullivan will be entitled to any annual bonus otherwise payable with respect to a year ended prior to the cessation of his employment, as well as payment of a prorated bonus for the current year based on meeting certain performance criteria through such date, and continuation of his annual base salary and payment of premiums for continuation of healthcare benefits for a period of twelve months following such termination. If Mr. Sullivan’s employment is terminated by the Company without cause, or if he resigns for good reason, within twelve months after a change of control of the Company, then, in addition to the entitlements described above, the severance period will be extended by an additional six months to eighteen months and all equity incentive grants then unvested will automatically become fully vested.
Messrs. Furlong and Macan
We have entered into severance agreements with Messrs. Furlong and Macan. Under the terms of their severance agreements, Mr. Furlong is entitled to receive nine months and Mr. Macan is entitled to receive six months of their then-current base salary, respectively, in the event they are terminated by us without “cause” or resign for “good reason,” subject to timely execution of a release of claims in our favor. However, in the event Messrs. Furlong or Macan is terminated by us without cause or resigns for good reason, and such termination or resignation occurs within three months before or within 12 months following a “change of control” of the Company, Mr. Furlong is entitled to receive 18 months and Mr. Macan is entitled to receive 12 months of his then-current base salary. Additionally, in the event such termination without cause or resignation for good reason occurs within three months before or within 12 months following a change of control of the Company, all unvested restricted stock, stock options and other equity incentives held by Messrs. Furlong and Macan will fully vest.
For purposes of these agreements, “cause” generally means the executive’s indictment, conviction or plea of guilty or no contest to a felony or to a misdemeanor involving moral turpitude or that causes material damage to our public image or reputation, or to our operations or financial performance; gross negligence or willful misconduct with respect to their duties and responsibilities to us; alcohol or illegal substance abuse in the event we have reasonable grounds for suspecting they are under the influence while at work and their ability to perform their duties and responsibilities has been impaired; their failure to timely execute a restrictive covenant agreement; willful refusal or failure to perform any specific material lawful direction from our Board of Directors not cured within 30 days after delivery of written notice; the failure to timely execute a restrictive covenant agreement; willful and material breach of any written agreement with or duty owed to us; or if we determine that they have intentionally omitted any requested information or falsified any disclosed information either in their resume or during the interview process with us.
For purposes of these agreements, “good reason” generally means a material adverse change in the executive’s position with us that reduces their title, level of authority, duties or responsibilities; a reduction in their base salary or target bonus; our failure to provide that they are eligible to participate in benefit plans on a basis at least as favorable as that of our other similarly situated senior corporate officers; or relocation of their principal worksite by more than 35 miles, unless it reduces their commute.
For purposes of these agreements, “change in control” generally means the occurrence of, in one transaction or a series of related transactions, any person becoming a beneficial owner, directly or indirectly, of our securities representing more than 50% of the voting power of our then-outstanding securities; a consolidation, share exchange, reorganization or merger in which our equity holders immediately prior to such event own less than 50% of the voting power of the resulting entity’s securities outstanding immediately following such event; or the sale or other disposition of all or substantially all of our assets; or any similar event deemed by our Board of Director to constitute a “change in control.”
In consideration for the benefits extended under the severance agreements, Messrs. Sullivan, Furlong and Macan entered into restrictive covenant and invention assignments agreements with us, which agreements contain non-compete, non-solicitation and intellectual property protections in our favor.
Equity Award Acceleration
Under the terms of the 2018 Plan, in connection with a change of control or similar corporate transaction, the Compensation Committee may choose, but is not required, to accelerate the vesting and exercisability of awards granted under the 2018 Plan.

DIRECTOR COMPENSATION
Our Board of Directors has adopted a compensation policy with respect to the compensation of our non-employee directors who are not serving due to an affiliation with our investors. Pursuant to this policy, in 2020, each non-employee director received annual cash compensation of $55,000, and Mr. Farley, the non-executive Chair of our Board of Directors, received additional annual cash compensation of $60,000. Additionally, annual cash compensation for committee membership is as follows:
•	Audit Committee chair: $20,000;
•	Audit Committee member: $10,000;
•	Compensation Committee chair: $15,000;
•	Compensation Committee member: $7,500;
•	Nominating and Governance Committee chair: $10,000; and
•	Nominating and Governance Committee member: $5,000.
All annual cash compensation amounts are payable in equal quarterly installments in advance within the first 30 days of each quarter in which the service will occur. Cash retainers will be pro-rated for any partial year service. Eligible directors may elect to receive cash retainers in the form of vested common stock.
In addition, under this policy on the date of each annual meeting of our stockholders each eligible director who continues to serve as a director of the Company following the meeting will be granted a restricted stock unit award valued at $100,000, vesting in full one year from the grant date and, in any event, will be fully vested on the date of the next annual meeting of our stockholders or upon a change in control of the Company, subject to continued service as a director through the applicable vesting date. Mr. Farley, the non-executive Chair of our Board of Directors, receives an additional restricted stock unit award valued at $25,000 for his service as the non-executive Chair. Eligible directors who are appointed outside of an annual meeting also will receive these equity awards, except their values will be pro-rated to reflect a partial year of service between annual meeting dates.
Mr. Sullivan, our President and Chief Executive Officer, receives no compensation for his service as a director.
The following table provides information for the year ended December 31, 2020 regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director during the year ended December 31, 2020. Other than as set forth in the table and the narrative that follows it, in the year ended December 31, 2020 we did not pay any fees to our non-employee directors, make any equity or non-equity awards to non-employee directors or pay any other compensation to non-employee directors.
All compensation that we paid to Messrs. Thatcher and Sullivan, our only employee directors in 2020, is presented in the tables summarizing Named Executive Officer compensation in the section entitled “Executive Compensation.” No compensation was paid to Messrs. Thatcher or Sullivan in their capacity as a director during the year ended December 31, 2020.

2020 DIRECTOR COMPENSATION TABLE
Name (a)	Fees Earned or Paid in Cash ($) (b)	Restricted Stock Awards ($)(1) (c)	Option Awards ($)(1) (d)	All Other Compensation ($) (g)	Total ($) (h)
John Bakewell(2)	$36,250	109,355	—	—	145,605
Cheryl Blanchard(3)	$13,125	60,300	—	—	73,425
Stephen Campe(4)	$—	46,563	—	—	46,563
Robert Casella(5)	—	—	—	—	—
Sheryl Conley(6)	$47,500	100,000	—	—	147,500
Brian Farley(7)	$146,875	179,199	—	—	326,074
Wilfred Jaeger(8)	$35,000	113,745	—	—	148,745
Glenn Muir(9)	$56,250	99,997	—	—	156,247
Bruce Shook(10)	$32,500	91,665	—	—	124,165
(1)
The amounts reported represent the aggregate grant date fair value of the options to purchase shares of our common stock and restricted stock unit awards that may be settled for shares of our common stock granted to our non-employee directors in 2020, calculated in accordance with the Financial Accounting Standard Board’s ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. See Note 14 (Share Based Compensation) to our financial statements as included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2021 for the assumptions used in calculating the grant date fair value of the stock options and stock awards reported in these columns.

(2)	As of December 31, 2020, Mr. Bakewell held 46,341 shares of unvested restricted common stock
(3)	Ms. Blanchard’s term as a director ended on June 26, 2020 and she held no unvested restricted common stock or options to purchase common stock as of December 31, 2020.
(4)
Mr. Campe’s term as a director ended on May 26, 2020. Mr. Campe elected to receive certain “fees in cash” in shares of common stock in lieu of cash and held no unvested restricted common stock or options to purchase common stock as of December 31, 2020.

(5)	Mr. Cascella joined our Board on April 1, 2021.
(6)	As of December 31, 2020, Ms. Conley held 42,291 shares of unvested restricted common stock and options to purchase 6,630 shares of common stock.
(7)	As of December 31, 2020, Mr. Farley held 48,142 shares of unvested restricted common stock and options to purchase 18,306 shares of common stock.
(8)
Dr. Jaeger elected to receive certain “fees in cash” in shares of common stock in lieu of cash. As of December 31, 2020, Dr. Jaeger held 38,513 shares of unvested restricted common stock and options to purchase 16,114 shares of common stock.

(9)	As of December 31, 2020, Mr. Muir held 38,513 shares of unvested restricted common stock and options to purchase 36,814 shares of common stock.
(10)	As of December 31, 2020, Mr. Shook held 38,000 shares of unvested restricted common stock and options to purchase 20,000 shares of common stock.

TRANSACTIONS WITH RELATED PERSONS
Certain Related-Person Transactions
Described below are all transactions occurring since January 1, 2020 to which we were a party and in which (i) the amounts involved exceeded or will exceed $120,000, and (ii) a director, executive officer, holder of more than 5% of our outstanding common stock, or any member of such person’s immediate family had or will have a direct or indirect material interest, other than the equity and other compensation agreements that are described under “Executive Compensation” and “Director Compensation.” We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions with unrelated third parties.
We have entered into an employment agreement or offer letters with our named executive officers. For more information regarding these agreements, see “Executive Compensation.”
We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director (and in certain cases their related venture capital funds) and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer, as the case may be.
Mr. Sullivan’s son is employed by us in a sales function and is compensated and evaluated on a substantially similar basis as our other similarly situated employees, in an amount in excess of $120,000, including a significant variable commission component which can change from year-to-year and which we therefore cannot estimate. Our Audit Committee reviewed and pre-approved this related-person transaction under our Related-Person Transaction Policy.
Policies and Procedures for Transactions with Related Persons
We adopted a written related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a “related person transaction” is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A “related person” is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.
Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to the Audit Committee or, if Audit Committee approval would be inappropriate, to another independent body of the Board, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, interests, direct and indirect, of the related persons, benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under our Code of Conduct, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, the Audit Committee, or other independent body of the Board, is required to take into account the relevant available facts and circumstances including, but not limited to:
•	the risks, costs and benefits to us;
•	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the availability of other sources for comparable services or products; and
•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.
The policy requires that, in determining whether to approve, ratify or reject a related person transaction, the Audit Committee, or other independent body of our Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee, or other independent body of the Board, determines in the good faith exercise of its discretion.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

W. Andrew Macan

Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary
April 14, 2021
A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2020 is available without charge upon written request to: Neuronetics, Inc., 3222 Phoenixville Pike, Malvern, Pennsylvania 19355, Attention: Corporate Secretary.

NEURONETICS, INC.
3222 PHOENIXVILLE PIKE
MALVERN, PA 19355

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D48941-P50329

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NEURONETICS, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) John Bakewell
02) Robert Cascella
03) Sheryl Conley
04) Wilfred Jaeger
05) Glenn Muir
06) Bruce Shook
07) Keith J. Sullivan

The Board of Directors recommends you vote FOR proposal 2:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and Form 10-K are available at www.proxyvote.com.

D48942-P50329

NEURONETICS, INC.
Annual Meeting of Shareholders
May 27, 2021 9:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Stephen Furlong and W. Andrew Macan, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) Stock of NEURONETICS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, EDT on May 27, 2021, virtually at www.virtualshareholdermeeting.com/STIM2021 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side